Exhibit (a)(1)(H)

Dorian LPG Ltd. Announces Final Results of its Tender Offer for its Common Shares

Stamford, Connecticut, March 8, 2021 – Dorian LPG Ltd. (NYSE: LPG) (the “Company” or “Dorian LPG”), a leading owner and operator of modern very large gas carriers (“VLGCs”), announced today the final results of its tender offer to purchase up to 7,407,407 of its common shares at a price of $13.50 per share. The tender offer expired at 5:00 P.M., Eastern Time, on March 3, 2021.

Based on the final count by Computershare Trust Company, N.A., the depositary for the tender offer, 18,163,209 shares were properly tendered and neither withdrawn nor tendered conditionally by stockholders with conditions that were not met. The Company purchased a total of 8,405,146 shares in the tender offer for an aggregate purchase price of approximately $113.5 million. The shares accepted for purchase include 997,739 additional shares that the Company has elected to purchase pursuant to its right to purchase up to an additional 2% of its outstanding common shares. Because the tender offer was oversubscribed, the number of shares that the Company purchased from each tendering shareholder was prorated. The Company has been informed by the depositary that the final proration factor is approximately 46.3%.

The shares accepted for purchase represent approximately 16.8% of the Company’s outstanding common shares as of March 3, 2021. Following the tender offer, the Company has 41,481,844 common shares issued and outstanding.

The depositary will promptly issue payment for the shares validly tendered and accepted for purchase and will return all other shares tendered.

If shareholders have any questions, they may direct their inquiries to Georgeson LLC, the information agent for the tender offer, toll free at +1 (866) 647-8872.

About the Company

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG's fleet currently consists of 24 modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA; London, United Kingdom; Copenhagen, Denmark; and Athens, Greece.

Certain Information Regarding the Tender Offer

The information in this press release describing Dorian LPG Ltd.’s tender offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell Dorian LPG’s common shares in the tender offer. The tender offer was made only pursuant to the Offer to Purchase and the related materials that Dorian LPG distributed to its shareholders, as they may be amended or supplemented. Shareholders should read such Offer to Purchase and related materials carefully and in their entirety because they contain important information, including the various terms and conditions of the tender offer. Shareholders of Dorian LPG may obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that Dorian LPG filed with the Securities and Exchange Commission from the Securities and Exchange Commission’s website at www.sec.gov. Shareholders who would like to obtain a copy of these documents, without charge, or who have any questions, may direct their inquiries to Georgeson LLC, the information agent for the tender offer, toll free at +1 (866) 647-8872.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's current expectations and observations regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company's forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company's actual results may differ, possibly materially, from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company's financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. For more information about risks and uncertainties associated with Dorian LPG's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of Dorian LPG's filings with the Securities and Exchange Commission, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Dorian LPG Ltd.

Ted Young

Chief Financial Officer

(203) 674-9900

IR@dorianlpg.com